Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
May 18, 2010	Ginny Dunn
7:00 A.M. EDT	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
(240) 864-2643

ENTREMED PROVIDES CORPORATE UPDATE AND REPORTS
FIRST QUARTER 2010 FINANCIAL RESULTS

ROCKVILLE, MD – May 18, 2010 – EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company, today is providing a corporate update and is reporting its financial results for the three months ended March 31, 2010.  The corporate update will be discussed via teleconference at 10 a.m. EDT.

EntreMed has accomplished several previously disclosed objectives in 2010.  The Company initiated its multi-center Phase 2 study for ENMD-2076 in ovarian cancer and has recently opened a second study site.  The Company has raised a total of $8 million in gross proceeds from three registered financings with the most recent closing in mid-April.

“Thus far, we have had an exciting and productive 2010 as we advanced our lead product candidate, ENMD-2076, into a multi-center Phase 2 clinical study in ovarian cancer patients,” said Michael M. Tarnow, EntreMed’s Executive Chairman.  “Furthermore, we established and met critical goals for this program and remain steadfast in our strategy for accelerating the clinical development of ENMD-2076.  Achievement of our milestones coupled with a tight and focused control of our financial resources, as demonstrated in our first quarter financial results, are a testimony to the Company’s continued enthusiasm, focus and commitment to the development of this oncology compound.  Going forward, we expect to complete enrollment of the Phase 2 trial in ovarian cancer during the second half of 2010.  Initial efficacy data are expected early in 2011.”

The Company reported a net loss for the first quarter of approximately ($2.1 million), or ($0.03) per share, compared with a net loss of ($3.5 million), or ($0.04) per share, for the same period last year.  The Company did not report any revenues for the first quarter 2010.  As of March 31, 2010, the Company had cash and short-term investments of approximately $9.7 million.  Following the close of the quarter, the Company completed a registered financing, announced on April 16, with gross proceeds of $3 million.

Mr. Tarnow commented on the first quarter results, “The Company’s first quarter 2010 financial results were in line with our projections.  During the first quarter, we continued to focus our financial resources on activities that support the clinical development of our priority Aurora A and angiogenic kinase inhibitor, ENMD-2076.”

Teleconference Dial-In Information

The Company will host an update call today at 10:00 a.m.  To access the live teleconference, please dial 877-801-3560 (U.S. or Canada) or 706-643-6822 (internationally) and reference conference number 73228525 10 minutes prior to the beginning of the call.  A digital recording will be available approximately two hours after completion of the conference call and will be accessible for 90 days.  To access the recording, dial 800-642-1687 (U.S. or Canada) or 706-645-9291 (internationally) and enter the Conference ID number 73228525.  This call will not be Web cast; however, an audio replay will also be available on the Company’s website at www.entremed.com approximately two hours after the conclusion of the live conference.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under "Risk Factors," including  the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

(Financial Table Attached)
-more-

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS

Three Months Ended
March 31,

	2010	2009

Total revenues	$0	$0

Research and development	$843,953	$1,953,460

General and administrative	$1,051,225	$1,159,721

Net Loss	$(2,126,144)	$(3,516,755)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.03)	$(0.04)

Weighted average number of shares outstanding (basic and diluted)	92,895,302	87,728,644

Cash and Short-term Investments	$9,691,834	$20,826,910

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